EXHIBIT 99.1

Upexi Buys Discounted Locked SOL, Surpasses $100 Million of SOL and Becomes

the Largest Publicly-Traded Solana Treasury Company

Upexi purchased 326,347 of Discounted Locked SOL for an average price of $135.22

Upexi Now Holds 596,714 SOL valued at $102 million, at the current price of $171.15

TAMPA, FL – May 12, 2025 – Upexi Inc. (NASDAQ: UPXI), a brand owner specializing in the development, manufacturing and distribution of consumer products with diversification into the cryptocurrency space, has increased its treasury of Solana to approximately 596,714 Solana (SOL) tokens.  The tokens, which consist of both spot and locked tokens, were purchased for an aggregate of $84.2 million, or $141.10 per SOL.  At the current $171.15 price of SOL, this represents an $18 million gain for shareholders, and brings the value of Upexi’s Solana treasury to $102 million - the largest of any publicly-traded company.

Andrew Norstrud, CFO of Upexi, commented, "With a long-term buy and HODL strategy, purchasing discounted locked SOL provides for built-in gains for shareholders as the discount moves to par over time.  And with the locked SOL being staked, the combination of the discount and the approximate 1.4 year weighted duration effectively more than doubles the staking yield for shareholders in a risk-prudent manner.”

Upexi CEO, Allan Marshall, stated, "We are proud to have achieved a strong entry point into Solana for shareholders despite the recent rally, and even more proud to be the leading Solana Treasury Company with the most SOL.  Solana is the end-game winning smart contract blockchain, and we will continue to acquire and HODL Solana to both expand access to Solana via the public markets and for the benefit of shareholders.”

About Upexi, Inc.

Upexi is a brand owner specializing in the development, manufacturing and distribution of consumer products. The Company has entered the Cryptocurrency industry and cash management of assets through a Cryptocurrency Portfolio. For more information on Upexi’s treasury strategy and future developments, visit www.upexi.com.

Follow CEO, Allan Marshall, on X - https://x.com/marshall_a22015

Forward Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. For example, the Company is using forward looking statements when it discusses the anticipated use of proceeds. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

Email: Upexi@KCSA.com

Phone: (212) 896-1254